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                                                                    EXHIBIT 12.1

                                CRIIMI MAE INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

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                          FOR THE NINE MONTHS
                          ENDED SEPTEMBER 30,             FOR THE YEARS ENDED DECEMBER 31,
                         --------------------- ------------------------------------------------------
                            1995       1994       1994       1993       1992       1991       1990
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
EARNINGS
Net income.............. 12,762,168 21,507,675 26,010,119 15,757,505 16,041,231  9,000,559 18,373,233
Plus:
  Extraordinary item....          0          0          0          0          0  6,642,450          0
  Interest expense...... 33,009,797 24,546,430 33,760,835 28,688,536 21,142,010 24,866,931 21,601,109
  Amortization of debt
   costs................  3,054,129  3,307,341  5,483,786  4,209,980  3,249,891    923,666    744,580
  Loss from investment
   in limited partner-
   ship.................          0          0          0          0    731,951          0          0
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Total earnings.......... 48,826,094 49,361,446 65,254,740 48,656,021 41,165,083 41,433,606 40,718,922
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
FIXED CHARGES
Interest expense........ 33,009,797 24,546,430 33,760,835 28,688,536 21,142,010 24,866,931 21,601,109
Amortization of debt
 costs..................  3,054,129  3,307,341  5,483,786  4,209,980  3,249,891    923,666    744,580
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Total fixed charges..... 36,063,926 27,853,771 39,244,621 32,898,516 24,391,901 25,790,597 22,345,689
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Ratio of earnings to
 fixed charges..........       1.35       1.77       1.66       1.48       1.69       1.61       1.82
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